As filed with the Securities and Exchange Commission on November 13, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

vVARDIS Holding AG
(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Gubelstrasse 24
6300 Zug
Switzerland
+41 78 258 4860
(Address of Principal Executive Offices)

vVARDIS Holding AG 2024 Share Option Plan
vVARDIS Holding AG 2024 Equity Incentive Plan
vVARDIS Holding AG 2025 Share Option Plan
vVARDIS Holding AG 2026 Equity Incentive Plan
(Full Title of the Plans)

vVARDIS Inc.
Keith Koford
General Counsel
99 Wall Street, Suite 1836
New York, New York 10005
United States of America
+1 800 217 0064
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yasin Keshvargar, Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

(a)	The registrant’s registration statement on Form F-1 Amendment No.2, filed with the SEC on November 12, 2026 (File No. 333-299384) (the “F-1”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(b)	The registrant’s prospectus to be filed with the SEC on November 13, 2026 pursuant to Rule 424(b) under the Securities Act, relating to the registrant’s F-1, as amended (File No. 333-299384);
(c)	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the filing of the F-1; and
(d)	The description of the registrant’s share capital which is contained in the registrant’s registration statement Form 8-A filed with the SEC on November 12, 2026 (File No. 001-43538), including any amendments or supplements thereto.

In addition, all documents subsequently filed by the registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that are identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive committee in relation to potential personal liability is not effective to the extent the director or member of the executive committee intentionally or grossly negligently violated his or her corporate duties towards the corporation. Furthermore, the general meeting of shareholders may discharge (release) the directors and members of the executive committee from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

Subject to Swiss law, the registrant’s Amended and Restated Articles of Association provide for indemnification of the existing and former members of the board of directors and the executive committee and their heirs, executors and administrators against liabilities arising in connection with the performance of their duties in such capacity, and permit the registrant to advance the expenses of defending any act, suit or proceeding to our directors and executive officers to the extent not included in insurance coverage or advanced by third parties. In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the employer.

In the underwriting agreement that the registrant entered into in connection with the sale of the Class A ordinary shares being registered under the F-1, a form of which is filed as Exhibit 1.1 to the F-1, the underwriters agree to indemnify, under certain conditions, the registrant, the registrant’s directors, officers and persons who control the registrant within the meaning of the Securities Act, against certain liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In connection with the offering under the F-1, the registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters.

In addition, the registrant will enter into indemnification agreements with each of the registrant’s directors and executive officers. The indemnification agreements will provide our directors and executive officers with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted by law. The registrant will also indemnify such persons to the extent they serve at our request as a director or officer of any of our subsidiaries, to the fullest extent permitted by law.

Certain of the registrant’s nonemployee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit No.	Description

3.1	Form of Amended and Restated Articles of Association of vVARDIS Holding AG (incorporated by reference to Exhibit 3.1 to the registration statement on Form F-1 (File No. 333-299384), filed with the SEC on November 6, 2026).

5.1*	Opinion of Homburger AG.

23.1*	Consent of Deloitte AG.

23.2*	Consent of Homburger AG (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1	vVARDIS Holding AG 2024 Share Option Plan (incorporated by reference to Exhibit 10.7.1 to the registration statement on Form F-1 (File No. 333-299384), filed with the SEC on November 6, 2026).

99.2	vVARDIS Holding AG 2024 Equity Incentive Plan (incorporated by reference to Exhibits 10.6.1 and 10.6.2 to the registration statement on Form F-1 (File No. 333-299384), filed with the SEC on November 6, 2026).

99.3	vVARDIS Holding AG 2025 Share Option Plan (incorporated by reference to Exhibit 10.7.2 to the registration statement on Form F-1 (File No. 333-299384), filed with the SEC on November 6, 2026).

99.4	vVARDIS Holding AG 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the registration statement on Form F-1 (File No. 333-299384), filed with the SEC on November 6, 2026).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zug, Switzerland, on November 13, 2026.

vVARDIS HOLDING AG

By:	/s/ Haley Abivardi
Haley Abivardi
Co-Chief Executive Officer, Co-Founder & Co-Chair

By:	/s/ Goly Abivardi
Goly Abivardi
Co-Chief Executive Officer, Co-Founder & Co-Chair

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Haley Abivardi, Goly Abivardi, Thomas Rondot and Keith Koford, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Name	Title	Date

/s/ Haley Abivardi	Co-Chief Executive Officer, Co-Founder & Co-Chair (Principal Executive Officer)	November 13, 2026
Haley Abivardi

/s/ Goly Abivardi	Co-Chief Executive Officer, Co-Founder & Co-Chair (Principal Executive Officer)	November 13, 2026
Goly Abivardi

/s/ Thomas Rondot	Chief Financial Officer & Chief People Officer (Principal Financial Officer and Principal Accounting Officer)	November 13, 2026
Thomas Rondot

/s/ Juergen Stark	Director	November 13, 2026
Juergen Stark

/s/ Clifford zur Nieden	Director	November 13, 2026
Clifford zur Nieden

/s/ Elizabeth Coddington	Director	November 13, 2026
Elizabeth Coddington

/s/ Steve Swift	Director	November 13, 2026
Steve Swift

/s/ Frank Williams	Director	November 13, 2026
Frank Williams

/s/ Keith Koford	General Counsel, Authorized U.S. Representative	November 13, 2026
Keith Koford